Exhibit 10(b)
           AMENDED AND RESTATED DEFERRAL AGREEMENT


     Amended and Restated Deferral Agreement (this "Deferral Agreement") made this 31st day of December, 1993 by and between Republic New York Corporation, a corporation organized under the laws of Maryland, (the "Company"), with its principal office at 452 Fifth Avenue, New York, New York 10018, and Walter H. Weiner (the "Employee"), residing at 876 Park Avenue, New York, New York 10021.

     The Employee is presently employed by the Company as an executive officer. The Employee and the Company desire to make certain changes to the investment, accounting and distribution
provisions of the Deferral Agreement dated December   , 1991 (the
"Prior Deferral Agreement"), pursuant to which the Employee is permitted to defer the payment of certain compensation in connection with his employment.

     In consideration of the premises and the mutual covenants hereinafter contained, the Prior Deferral Agreement is hereby amended and restated to read in its entirety as follows:


                Article I.  Deferred Compensation

     1. The Company agrees to defer the payment of certain compensation earned by the Employee during each calendar year, and such deferred compensation shall be paid to the Employee as hereinafter provided. The amount of compensation to be deferred in respect of any year shall be that portion or all of the Employee's annual salary and/or cash bonus earned for such year as the Employee elects to defer by written notice given to the Company prior to the first day of such year.

     2. The Company shall create and credit to a special account on its books (hereinafter referred to as an "Account") the amount of deferred compensation specified in paragraph l of this Article I. The Company shall keep separate Accounts for deferred compensation in respect of particular years to the extent necessary to account for differing elections and designations hereunder regarding investments, benefit distributions and beneficiaries for such years. If a portion or all of the Employee's annual salary for a year is deferred under paragraph 1, one-twelfth of such deferred amount shall be credited to the appropriate Account on the last day of each month during such year. If a portion or all of the Employee's bonus for a year is deferred under paragraph 1, such deferred amount shall be credited to the appropriate Account on the last day of the month in which the Employee would have received the bonus in cash had he not elected the deferral under paragraph 1.

     3. The balance in each Account shall be deemed for purposes of this Agreement to be invested and reinvested in U.S. Treasury Bills, Notes and Bonds, in deposit accounts and certificates of deposit in U.S. and non-U.S. banking institutions (whether denominated in U.S. or foreign currency), in such publicly traded stocks, bonds, debt obligations, mutual funds and other investment securities, and in such commodities, including precious metals, as are generally available through New York City brokerage firms, and in such bonds and other debt obligations (whether denominated in U.S. or foreign currency) issued by governments other than the U.S. or corporations located outside of the U.S. as are generally available to the public, in each case as the Employee, in his sole discretion, shall direct from time to time, not more frequently than monthly, by written notice given to the Company at least five business days prior to the first day of any month. With the consent of the Company, the Employee may, by giving written notice to the Company, authorize an investment manager to make the directions specified in the preceding sentence. Any investment or change of investment shall be deemed made on the first business day of the month following the Company's receipt of the Employee's or the investment manager's, as the case may be, written notice of investment direction or on such other day mutually agreed to by the Employee and the Company. Any such investment direction shall remain in effect until affirmatively changed by a subsequent investment direction given in the same manner, provided that the proceeds of any investment which matures during any month shall be deemed to be reinvested in a Republic National Bank of New York money market account for the balance of the month or such other money market account as the Company may determine and thereafter until a new investment direction is made with respect to such proceeds. Notwithstanding the foregoing, the balance in any Account for any year may not be allocated to more than five separate investments and no such deemed investment shall, in the Company's reasonable judgment, impose upon the Company administrative burdens or financial costs which are inappropriate in view of all of the circumstances. If no applicable investment direction is given on or before the date on which an amount is credited to an Account, such amount shall be initially invested in a Republic National Bank of New York money market account or such other money market account as the Company may reasonably determine. The Company, in its discretion and on such terms as it decides, may waive, increase the maximum permitted frequency of or reduce the period of any notice required under this paragraph, and may waive the limitation on the number of separate investments which the Employee or investment manager may direct with respect to any Account.

     4. Notwithstanding the foregoing, the Company is not required to actually make the investments pursuant to paragraph 3 of this Article I. If the Company makes any of such investments (including the transfer of funds to a selected investment manager for discretionary investment and reinvestment by such investment manager), title to and beneficial ownership of such investments shall at all times remain with the Company, and the Employee and his designated beneficiary or beneficiaries shall not have any property interest whatsoever in such investments.

     5. At the end of every month, each Account shall be increased or decreased by (a) in the case of each investment actually made by the Company with respect to such Account, the net amount of all income, gain or loss earned or sustained, whether realized or unrealized, with respect to such investment, and (b) in the case of each deemed investment with respect to such Account, the net amount of all income, gain or loss which would have been earned or sustained, whether realized or unrealized, had the balance in the Account in fact been invested and reinvested in such investment. Each Account shall also be charged with all payments or other distributions with respect to such Account and with all fees and expenses (including brokerage fees) with respect to such Account, in the case of investments actually made, at the rates actually paid and, in the case of investments deemed to have been made, at the rates which would have been paid had the investments actually been made.


                Article II.  Distributions

     l. Except as otherwise provided in paragraph 4 of this
Article II, the balance in each Account shall be paid to the Employee in one of the two following methods at the election of the Employee: (a) a lump-sum payment to be paid at such time as is designated by the Employee or (b) annual installment payments over such period of years as may be designated by the Employee. The Employee's election and designation referred to in the previous sentence with respect to an Account shall be made by a written notice to the Company at the time of his deferral election for the year or years to which the Account relates. The Employee may make different elections and designations with respect to the deferred compensation of each year, with any such different elections and designations accounted for through the creation of separate Accounts as contemplated by paragraph 2 of
Article I.

     2. All payments to be made pursuant to paragraph 1 of this Article II with respect to each Account shall be made in cash, and in furtherance thereof, all investments actually made with respect to such Account shall be sold by the Company at such time or times as the Company may determine to effect such payment; provided, that (a) in the case of an installment payment, unless the Employee provides the Company with written notice to the contrary at least 15 days prior to the date any such payment is due, the Company may select the investments to be sold or deemed sold to provide the cash necessary for such payment, and (b) to the extent investments have actually been made by the Company with respect to such Account, the Employee may elect to receive payment in kind in lieu of cash by providing written notice of such election to the Company at least 15 days prior to the date of such payment.

     3. For purposes of determining the amount of a payment referred to in paragraph 1 of this Article II with respect to an Account, (a) the balance in such Account shall be adjusted by the Company in the manner provided in paragraph 5 of Article I not more than five trading days preceding such payment, (b) the amount of such payment shall be reduced by the amount of any expenses actually incurred or deemed to have been incurred in connection with the sale or deemed sale of investments required to make such payment ("selling expenses"), and (c) if the installment method is elected with respect to any year, the amount of each installment shall be equal to the balance in the appropriate Account as of the date of payment (as adjusted pursuant to clause (a) of this sentence), divided by the number of annual installments remaining, including the installment then being paid, and then reduced by the amount of any applicable selling expenses.

     4. Notwithstanding any other provision in this Deferral Agreement to the contrary, if the Company reasonably determines that its deduction for federal income tax purposes with respect to any payment (or portion thereof) to be made pursuant to paragraph 1 of this Article II may be disallowed pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended to date, the Company may, by giving written notice to the Employee, defer such payment (or portion thereof) until the Company's first taxable year with respect to which the Company reasonably determines that the deductibility of such payment (or portion thereof) would not be disallowed by such section 162(m). Such notice shall briefly state the basis for the Company's determination that the payment (or portion thereof) may not be deductible. If, in the case of any year for which the Company determines to defer any payment pursuant to this paragraph 4, the Employee would otherwise have received payments from more than one Account, the Company shall disclose the same in such notice and shall grant the Employee the option to select from the Account or Accounts from which payments will be so deferred; provided, that, if the Company does not receive written instruction from the Employee regarding the selection of Accounts within 30 days after the Company gives such notice to the Employee, the Company shall have the right, in its sole discretion to make such selection.


                      Article III.  Hardship

     The Company may, in its sole discretion, distribute all or a portion of the balances in the Accounts to the Employee upon a demonstration by the Employee of an immediate and heavy financial need. The amount of any distribution made pursuant to this Article III shall be limited to the amount necessary to satisfy such financial need.


                      Article IV.   Death

     In the event of the Employee's death prior to the payment of all of the balances in the Accounts, unless the Employee otherwise elects with the consent of the Company, the Company shall pay all remaining balances in the Accounts at such time, not later than 60 days following the Employee's death, in one lump-sum to such beneficiary or beneficiaries designated by the Employee in a writing filed by the Employee with the Company, or in the absence of such a beneficiary designation, to the Employee's estate.


             Article V.  Prior Deferral Arrangements


     With respect to any deferred compensation to which the Employee is entitled from the Company under a bonus or incentive plan (other than a qualified retirement plan pursuant to Section 401(a) of the Internal Revenue Code), agreement or grant in existence on the date on which the prior Deferral Agreement was executed (collectively, the "Previous Deferral Arrangements"), the Employee may elect, subject to the consent of the Company, to credit all or a portion of such deferred compensation (subject to any term of such Previous Deferral Arrangements relating to retroactive decreases or adjustments) to a separate Account (the "Previous Deferral Arrangements Account") subject to the provisions of this Deferral Agreement. Commencing with the effective date of any such election, all income, gain or loss earned or sustained with respect to any deferred compensation so credited shall be determined in accordance with the term of this Deferral Agreement and not the Previous Deferral Arrangement from which such deferred compensation has been credited. The Cash Portion defined in the Restricted Stock Election Plan of Republic New York Corporation and Subsidiaries shall be considered deferred compensation to which the Employee is entitled from the Company under a Previous Deferral Arrangement. There shall be only one Previous Deferral Arrangements Account. Unless the Employee otherwise elects with the consent of the Company, the balance in the Previous Deferral Arrangements Account shall be paid to the Employee in the manner provided for under the previous Deferral Arrangements. The Company shall keep such bookkeeping subaccounts of the Previous Deferral Arrangements Account as is necessary to comply with the continuing applicable provisions of Previous Deferral Arrangements.


                    Article VI.  Miscellaneous

     l. Benefits provided in this Deferral Agreement will not be subject to garnishment, attachment, or assignment, or any other legal process by creditors of the Employee or any person or persons designated as beneficiaries of this Deferral Agreement or any other payee of the benefits provided herein, except as specifically provided herein.

     2. This Deferral Agreement creates no rights in the Employee to continue in the employment of the Company for any length of time, nor does it create any rights in the Employee or his beneficiaries nor any obligations on the part of the Company, other than those specifically provided herein.

     3. This Deferral Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, his heirs, executors, administrators and legal representatives.

     4. The waiver by any party of any term of this Deferral Agreement on any occasion shall not be deemed to be a further or continuing waiver of any such term.

     5. Written notices which the Employee must provide to the Company under this Deferral Agreement (including, but not limited to, deferral elections, investment directions, benefit distribution elections and beneficiary designations) shall be addressed to the Company at: Republic New York Corporation, 452 Fifth Avenue, New York, New York 10018, Attention:______________.

     6. This Deferral Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to principles governing choice of law.

     7. This Deferral Agreement may be terminated or amended only by a writing signed by both of the parties hereto.


     IN WITNESS WHEREOF, this Deferral Agreement has been duly executed by the Company and by the Employee on the day and year first above written.


Witness:                      REPUBLIC NEW YORK CORPORATION

/s/ Maria L. Cherichella      By: /s/ Hillel Davis
________________________         __________________________


Witness:

/s/ Oswaldo S. Costa              /s/ Walter H. Weiner
________________________      _____________________________